CX2 Technologies, Inc. Effects Name Change to Green Equity Holdings, Inc.

Deerfield Beach, FL: August 31, 2010: CX2 Technologies, Inc. (OTCQX: CXTO) announced today that as of August 16, 2010, the Company has effectively changed its corporate name to Green Equity Holdings, Inc. (“GEH”). The Company will continue to trade under the symbol CXTO. Stockholders are not required to take any action in respect to this change.

The name change reflects the Company's new business strategy to acquire and invest in novel clean technologies, products and services within the global alternative energy market. Raymond Dias, Founder, President and Chief Executive Officer of GEH, said, “GEH is structured as a holding company for private energy companies seeking to raise money and bring to market innovative, proven and safe biodiesel fuels and other green technologies and processes. Our investments are designed to promote energy independence, and capitalize on the billions of dollars being spent by governments worldwide to create a clean energy economy. GEH's diversified portfolio is designed to minimize risks and maximize profit potential as alternative energy sources reach mass commercialization.”

In April 2010, CX2 Technologies, Inc. entered into a Stock Purchase Agreement with Fusion Capital Investments Corp. ("Fusion”). Raymond Dias is President of Fusion, a private company specializing in business development consulting as well as investing into public and private entities in all sectors. Pursuant to the Agreement, Fusion agreed to acquire a majority of the Company's issued and outstanding shares of common stock via a new stock issuance of 29,000,000 shares, in exchange for $55,100 in cash and payment of the Company's legal fees related to the proposed transaction. Fusion completed its merger with CX2 Technologies on June 25, 2010.

About Green Equity Holdings, Inc.

Green Equity Holdings Inc. discovers, invests and/or acquires development-stage, high-growth businesses with novel solutions, clean technologies and eco-friendly products that serve the global alternative energy sector. Incorporated in 2002 in the State of Nevada, GEH is majority owned by Fusion Capital Investments Corporation. For more information, please visit www.greenequityholdings.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

Green Equity Holdings, Inc.

Raymond Dias, President

info@greenequityholdings.com

Tel: 954-573-1709

Fax: 954-416-2883